Exhibit 99.2

8i Acquisition 2 Corp. Announces Closing of Initial Public Offering and Full Exercise of Underwriter’s Over-

Allotment Option

Singapore– November 24, 2021 – 8i Acquisition 2 Corp. (NASDAQ: LAXXU) (the “Company”), a newly organized blank check company incorporated as a British Virgin Islands business company and led by Chief Executive Officer, Meng Dong (James) Tan, today announced that it closed its initial public offering of 8,625,000 units at an offering price of $10.00 per unit, which includes 1,125,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $86,250,000. The units began trading on the NASDAQ Global Market (“NASDAQ”) under the ticker symbol “LAXXU” on November 22, 2021. Each unit consists of one ordinary share, one warrant to purchase one-half (1/2) of one ordinary share, and one right to receive one-tenth (1/10) of an ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on NASDAQ under the symbols “LAX,” “LAXXW,” and “LAXXR,” respectively.

Maxim Group LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 22, 2021. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About 8i Acquisition 2 Corp.

8i Acquisition 2 Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of 8i Acquisition 2 Corp., including those set forth in the Risk Factors section of 8i Acquisition 2 Corp.’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. 8i Acquisition 2 Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

At the Company:

William Yap, CFA

Chief Financial Officer

Email: ir@8icorp.com

Phone: +65 6788-0388

Investor Relations:

Sherry Zheng

Weitian Group LLC

Email: shunyu.zheng@weitian-ir.com

Phone: +1 718-213-7386